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PROSPECTUS	Pricing Supplement No. 4095
Dated June 17, 2004	Dated November 16, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	No. 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date:	November 16, 2004
Settlement Date (Original Issue Date):	November 19, 2004
Maturity Date:	November 21, 2011
Principal Amount (in Specified Currency)	US$ 750,000,000
Price to Public (Issue Price):	99.398%
Agent's Discount or Commission:	0.350%
Net Proceeds to Issuer (in Specified Currency):	US$742,860,000
Interest Rate Per Annum:	4.375%
Interest Payment Date(s):	May 21 and November 21 of each year commencing May 21, 2005 (with respect to the period from and including November 19, 2004 to but excluding May 21, 2005) and ending on the Maturity Date.

Clearance and Settlement:

DTC Only

X	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

Euroclear and Clearstream, Luxembourg only

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 4095
Dated November 16, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

CUSIP: 36962GM68

ISIN: US36962GM688

Common Code: 020648376

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A
Initial Redemption Date: N/A
Initial Redemption Percentage: N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A
Optional Payment Currency: N/A
Designated Exchange Rate: N/A
Option Value Calculation Agent: N/A
Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A
Determination Agent: N/A

(Fixed Rate)
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Pricing Supplement No. 4095
Dated November 16, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

Listing:
X	Listed on the Luxembourg Exchange
Not Listed on the Luxembourg Exchange
Other Listing

Additional Information:

General.

At September 30, 2004, the Company had outstanding indebtedness totaling $320.210 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2004, excluding subordinated notes payable after one year was equal to $319.393 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 30, 2004
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86	1.85

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

(Fixed Rate)
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Pricing Supplement No. 4095
Dated November 16, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 99.398% of the aggregate principal amount less an underwriting discount equal to 0.350% of the principal amount of the Notes.

Institution Joint Lead Managers:	Commitment
Blaylock & Partners, L.P.	$300,000,000
The Williams Capital Group, L.P.	$300,000,000
Senior Co-Manager:
Lehman Brothers Inc.	$ 75,000,000
Co-Managers:
Guzman & Company	$15,000,000
Loop Capital Markets, LLC	$15,000,000
Ormes Capital Markets Inc.	$15,000,000
Samuel A. Ramirez & Co. Inc.	$15,000,000
Utendahl Capital Partners, L.P.	$15,000,000

Total	$750,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.